Exhibit 99.3

Execution Version

DECIBEL THERAPEUTICS, INC.

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

November 15, 2017

TABLE OF CONTENTS

Page

1.	Purchase and Sale of Preferred Stock		1
	1.1	Sale and Issuance of Series B Preferred Stock	1
	1.2	Closing; Delivery	1
	1.3	Use of Proceeds	1
	1.4	Defined Terms Used in this Agreement	1

2.	Representations and Warranties of the Company		3
	2.1	Organization, Good Standing, Corporate Power and Qualification	3
	2.2	Capitalization	3
	2.3	Subsidiaries	4
	2.4	Authorization	5
	2.5	Valid Issuance of Shares	5
	2.6	Governmental Consents and Filings	5
	2.7	Litigation	6
	2.8	Intellectual Property	6
	2.9	Compliance with Other Instruments	7
	2.10	Agreements; Actions	7
	2.11	Certain Transactions	8
	2.12	Rights of Registration and Voting Rights	8
	2.13	Absence of Liens	9
	2.14	Material Liabilities	9
	2.15	Financial Statements	9
	2.16	Changes	9
	2.17	Employee Matters	10
	2.18	Tax Returns and Payments	12
	2.19	Insurance	12
	2.20	Confidential Information and Invention Assignment Agreements	12
	2.21	Permits	13
	2.22	Corporate Documents	13
	2.23	83(b) Election	13
	2.24	Real Property Holding Corporation	13
	2.25	Environmental and Safety Laws	13
	2.26	Disclosure	14
	2.27	Data Privacy	14
	2.28	FCPA	14

3.	Representations and Warranties of the Purchaser		15
	3.1	Authorization	15
	3.2	Purchase Entirely for Own Account	15
	3.3	Disclosure of Information	15
	3.4	Restricted Securities	15
	3.5	No Public Market	16
	3.6	Legends	16

	3.7	Accredited Investor; Bad Actor	16
	3.8	Foreign Investors	16
	3.9	No General Solicitation	16
	3.10	Residence	16

4.	Conditions to the Purchaser’s Obligations at Closing		17
	4.1	Representations and Warranties	17
	4.2	Performance	17
	4.3	Compliance Certificate	17
	4.4	Qualifications	17
	4.5	Opinion of Company Counsel	17
	4.6	Second Amended and Restated Stockholders Agreement	17
	4.7	Amended and Restated Investors’ Rights Agreement	17
	4.8	Restated Certificate	17
	4.9	Secretary’s Certificate	17
	4.10	Proceedings and Documents	17

5.	Conditions of the Company’s Obligations at Closing		18
	5.1	Representations and Warranties	18
	5.2	Performance	18
	5.3	Qualifications	18
	5.4	Second Amended and Restated Stockholders Agreement	18
	5.5	Amended and Restated Investors’ Rights Agreement	18

6.	Additional Share Purchase Rights		18

7.	Standstill		20

8.	Miscellaneous		22
	8.1	Survival of Warranties	22
	8.2	Successors and Assigns	22
	8.3	Governing Law	22
	8.4	Counterparts	22
	8.5	Titles and Subtitles	22
	8.6	Notices	23
	8.7	No Finder’s Fees	23
	8.8	Amendments and Waivers	23
	8.9	Severability	23
	8.10	Delays or Omissions	23
	8.11	Entire Agreement	24
	8.12	Submission to Jurisdiction	24

Exhibit A -	Form of Second Amended and Restated Certificate of Incorporation
Exhibit B -	Form of Second Amended and Restated Stockholders Agreement
Exhibit C -	Amended and Restated Investors’ Rights Agreement
Exhibit D -	Disclosure Schedule
Exhibit E -	Form of Legal Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

DECIBEL THERAPEUTICS, INC.

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 15, 2017 (the “Effective Date”) by and among Decibel Therapeutics, Inc., a Delaware corporation (the “Company”), and Regeneron Pharmaceuticals, Inc., a New York corporation (the “Purchaser”).

In consideration of the mutual covenants contained herein and for other valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.              Purchase and Sale of Preferred Stock.

1.1          Sale and Issuance of Series B Preferred Stock.

(a)            The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) in the form of Exhibit A attached to this Agreement.

(b)            Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser at the Closing 12,500,000 shares of Series B Preferred Stock of the Company, par value $0.001 per share (the “Series B Preferred Stock”), at a purchase price of $2.00 per share (the “Original Purchase Price”). The shares of Series B Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2          Closing; Delivery.

(a)            The purchase and sale of the Shares under this Agreement shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. local time on the date hereof (the “Closing”).

(b)            At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased against payment of the purchase price therefor by (i) check payable to the Company, (ii) by wire transfer to a bank account designated by the Company, or (iii) by any combination of such methods.

1.3          Use of Proceeds. The proceeds from the sale of the Shares shall be used for working capital, and for other general corporate purposes, or as otherwise determined by the Board of Directors.

1.4            Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

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“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person.

“Amended and Restated Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement by and among the Company and the Investors named therein, dated as of the Closing, in the form of Exhibit C attached to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly, Common Stock, including options and warrants.

“Key Employee” means any executive-level employee (including division director and Vice President level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the Key Employees.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association or other entity.

“Preferred Stock” means, collectively, the Company’s Series A Preferred Stock, par value $0.001 per share, and the Series B Preferred Stock.

“Sale of the Company” shall have the meaning set forth in the Second Amended and Restated Stockholders Agreement.

“Second Amended and Restated Stockholders Agreement” means the agreement among the Company, the Purchaser and certain other stockholders of the Company, dated as of the date of the Closing, in the form of Exhibit B attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Transaction Agreements” means this Agreement, the Amended and Restated Investors’ Rights Agreement, and the Second Amended and Restated Stockholders Agreement.

2.              Representations and Warranties of the Company.

The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1          Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2          Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(a)            105,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), 22,697,442 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury.

(b)            70,258,734 shares of Preferred Stock, of which 57,758,734 shares have been designated as Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Closing, and 12,500,000 shares have been designated as Series B Preferred Stock, none of which are issued or outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s incorporation. The Company holds no Preferred Stock in its treasury.

(c)            The Company has reserved 23,863,973 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2015 Stock Option and Grant Plan (the “Stock Plan”), which has been duly adopted by the Board of Directors and approved by the Company stockholders. Of such reserved shares of Common Stock, 16,347,441 shares have been issued pursuant to restricted stock purchase agreements, no options to purchase shares have been granted and are currently outstanding, and 7,516,532 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

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(d)            Section 2.2(d) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) issued and outstanding shares of each series of Preferred Stock; and (iv) issued and outstanding warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Amended and Restated Investors’ Rights Agreement, and (C) the securities and rights described in Section 2.2(c) of this Agreement and Section 2.2(d) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock. All outstanding shares of the Common Stock and all shares of the Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than 180 days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(e)            Except as set forth in Section 2.2(e) of the Disclosure Schedule, none of the Company’s stock purchase agreements or stock option documents contain a provision for acceleration of vesting (or lapse of a repurchase right) or make other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(f)            409A. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g)            The Company has fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting the Shares covered by this Agreement and any of its other securities in connection with the transactions contemplated by this Agreement.

2.3          Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

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2.4            Authorization. All corporate action required to be taken by the Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing, and the Common Stock issuable upon conversion of the Shares (the “Conversion Shares”), has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Amended and Restated Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

2.5            Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Section 2.6(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser. Based in part upon the representations of the Purchaser in Section 3 of this Agreement, and subject to Section 2.6 below, the Conversion Shares will be issued in compliance with all applicable federal and state securities laws. No “Bad Actor” disqualifying event described in Rule 506(d)(1)(i) to (viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

2.6            Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Restated Certificate, which will have been filed as of the Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made, to the extent necessary, in a timely manner.

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2.7          Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company; or (ii) to the Company’s knowledge, that questions the validity of the Transaction Agreements, or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8          Intellectual Property. For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(a)            The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others.

(b)            To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)            The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(d)            The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business- as now conducted.

(e)            Section 2.8(e) of the Disclosure Schedule lists all Company Intellectual Property.

(f)            To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

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(g)            The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement.

(h)            The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know how and other confidential and proprietary information owned by the Company or used by the Company in the Company’s business as now conducted.

2.9          Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated by the Transaction Agreements, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10        Agreements; Actions.

(a)            Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)            The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (b) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

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(c)            The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11        Certain Transactions.

(a)            Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously made available to the Purchaser or its counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors or Key Employees, or any Affiliate thereof.

(b)            The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company. To the Company’s knowledge, none of the Company’s Key Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any material contract with the Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

2.12        Rights of Registration and Voting Rights. Except as provided in the Amended and Restated Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Second Amended and Restated Stockholders Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital stock of the Company.

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2.13        Absence of Liens. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

2.14        Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

2.15        Financial Statements. In connection with the Closing, the Company has delivered to the Purchaser its unaudited financial statements for the fiscal year ended December 31, 2016 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2017 and for the six-month period ended June 30, 2017 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2017; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.16        Changes. Since June 30, 2017, except as set forth on the applicable Disclosure Schedule, there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)            any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

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(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)            any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)            any resignation or termination of employment of any officer or Key Employee of the Company;

(h)            any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)             any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)             any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)           any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)             receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)           to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)            any arrangement or commitment by the Company to do any of the things described in this Section 2.16.

2.17        Employee Matters.

(a)            As of the Effective Date, the Company employs 44 full-time employees and no part-time employees and engages approximately 11 consultants or independent contractors. Section 2.17(a) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who is anticipated to receive compensation in excess of $100,000 for the fiscal year ending December 31, 2017.

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(b)            To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)            The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)            To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.17 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)            The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes (or written consents in lieu thereof) of the Board of Directors.

(f)            To the extent there are former employees of the Company whose employment was terminated by the Company, each has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)            Section 2.17 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions on a timely basis and has complied in all material respects with all applicable laws for any such employee benefit plan. The Company does not maintain any retiree health or life plans providing for continuing coverage or benefits for any employee after the employee’s termination of employment, except to the extent such coverage is required by Part 6 of Title I(B) of ERISA.

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(h)            To the Company’s knowledge, none of the Key Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.18        Tax Returns and Payments. The Company has timely paid all federal, state, county, local, foreign and other taxes required to be paid by it, whether or not assessed or disputed. The Company has set aside adequate reserves for all taxes that have accrued but are not yet due and payable. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency and no such examinations or audits are currently pending. The Company has duly and timely filed all federal, state, county, local, foreign and other tax returns, reports, information statements or other documents, required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company has properly withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or credited to any employee, independent contractor, creditor, stockholder or other third party.

2.19        Insurance. The Company has in full force and effect or will obtain fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.20        Confidential Information and Invention Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms made available to the Purchaser or counsel for the Purchaser (the “Confidential Information Agreements”). No current Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Steven Holtzman, the Company’s current Chief Executive Officer, has executed that certain Employee Confidentiality, Noncompetition and Assignment Agreement, dated as of June 20, 2016, a true and complete copy of which has been delivered to counsel for the Purchaser, and such agreement has not been amended, modified or terminated, in whole or in part since such date. The Company is not aware that any of its Key Employees is in violation of any of his or her agreements with the Company covered by this Section 2.20.

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2.21            Permits. The Company and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22            Corporate Documents. The Restated Certificate and By-laws are in the forms provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes or written consents.

2.23            83(b) Election. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Common Stock.

2.24            Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.25            Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws (as defined below); (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

For purposes of this Section 2.25, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

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2.26            Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains, as of the date of the Closing, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

2.27            Data Privacy. In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been, to the Company’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies, and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.28            FCPA. Neither the Company nor any of the Company’s directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company, or, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

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3.              Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Closing that:

3.1            Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements to which the Purchaser is a party. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Amended and Restated Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2            Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3            Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4            Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Conversion Shares, for resale except as set forth in the Amended and Restated Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

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3.5            No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6            Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)            “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

(b)            Any legend set forth in, or required by, the other Transaction Agreements.

(c)            Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7            Accredited Investor; Bad Actor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser hereby represents that no Disqualification Event is applicable to the Purchaser or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a Person that is a beneficial owner of the Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

3.8            Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and

(iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9            No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10            Residence. The office or offices of the Purchaser’s principal place of business is/are identified in the address or addresses of the Purchaser set forth on its signature page to this Agreement.

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4.            Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1            Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

4.2            Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3            Compliance Certificate. The President of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4            Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5            Opinion of Company Counsel. The Purchaser shall have received from Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit E attached to this Agreement.

4.6            Second Amended and Restated Stockholders Agreement. The Company and the other stockholders of the Company named as parties thereto shall have executed and delivered the Second Amended and Restated Stockholders Agreement.

4.7            Amended and Restated Investors’ Rights Agreement. The Company and the other stockholders of the Company named as parties thereto shall have executed and delivered the Amended and Restated Investors’ Rights Agreement.

4.8            Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.9            Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the By-laws of the Company, (ii) resolutions of the Board of Directors approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.10          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

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5.            Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1            Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of the Closing.

5.2            Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3            Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4            Second Amended and Restated Stockholders Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Second Amended and Restated Stockholders Agreement.

5.5            Amended and Restated Investors’ Rights Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Amended and Restated Investors’ Rights Agreement.

6.            Additional Share Purchase Rights. To the extent permissible under the federal securities laws, the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”) and other applicable laws, rules and regulations, the Company hereby agrees that, in addition to the purchase of the Shares pursuant to this Agreement and the Purchaser’s rights to acquire Additional Regeneron Shares and New Securities under Sections 4.1 and 4.2, respectively, of the Amended and Restated Investors’ Rights Agreement (as such terms are defined therein) the Purchaser shall have the following rights to acquire Common Stock of the Company pursuant to a private placement with a closing contemporaneous with and conditional upon the closing of the Company’s first Qualified IPO (as defined below):

(a)            IPO Notice. If the Company proposes to pursue an underwritten public offering of its Common Stock under the Securities Act and, in connection therewith, all outstanding shares of Preferred Stock will convert into Common Stock (whether pursuant to Section 5.1 of the Restated Certificate or otherwise) (a “Qualified IPO”), the Company shall, as soon as practicable after a determination is made by the Company to submit or file a registration statement with the Securities and Exchange Commission with respect to such Qualified IPO (and in any event at least thirty (30) days prior to the earlier of the confidential submission or public filing of such registration statement), provide the Purchaser with written notice of such determination (the “IPO Notice”), which IPO Notice shall include a current capitalization table of the Company, a good faith estimation of the amount to be raised by the Company in the Qualified IPO, and a good faith estimate of the total number of shares of Common Stock that the Purchaser would need to purchase to reach the Purchaser IPO Participation Cap (as defined below). At least seven (7) days prior to the anticipated commencement of marketing efforts for the Qualified IPO (i.e. the commencement of the “roadshow” for the Qualified IPO), the Company shall provide an updated notice to the Purchaser (the “Updated IPO Notice”), including information on the anticipated timing for public marketing efforts and (i) a good faith estimate of the total number of the Post-IPO Outstanding Shares (as defined below) assuming that the Purchaser purchases a number of shares of Common Stock equal to the Purchaser IPO Participation Cap pursuant to this Section 6, (ii) an updated good faith estimate of the total number of shares of Common Stock that the Purchaser would need to purchase to reach the Purchaser IPO Participation Cap and (iii) a good faith estimate of the number and pricing of the shares to be offered in the Qualified IPO. The term “Post-IPO Outstanding Shares” means the total number of shares of Common Stock of the Company issued and outstanding following the issuance of shares of Common Stock in the Qualified IPO (including any shares of Common Stock purchased by Purchaser pursuant to this Section 6 and assuming full conversion and/or exercise of all Preferred Stock and Derivative Securities expected to be outstanding immediately prior to the Qualified IPO).

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(b)            Participation Right. By providing written notice in accordance with subsection (c) below, the Purchaser may elect to purchase, in a private placement to be closed at the same time as the closing of the Qualified IPO, a number of shares of Common Stock determined by the Purchaser not to exceed the Purchaser IPO Participation Cap (as defined below), recalculated to reflect the total Outstanding IPO Shares based on the actual number of shares of Common Stock to be sold in the Qualified IPO (not including any overallotment option to underwriters) at the same price per share at which the Common Stock is sold to the public in the Qualified IPO (the “IPO Price”). The term “Purchaser IPO Participation Cap” means a number of shares of Common Stock representing (i) thirty percent (30%) of the total number of the Post-IPO Outstanding Shares, less (ii) the total number of shares of Common Stock of the Company (assuming full conversion and/or exercise of all Preferred Stock and Derivative Securities) held by the Purchaser immediately prior to the closing of the Qualified IPO.

(c)            Participation Notice. Within three (3) business days after its receipt of the Updated IPO Notice, the Purchaser shall provide written notice of its intent to purchase shares of Common Stock at the time of the Qualified IPO, specifying the number of shares for which it wishes to exercise its participation right (the “Purchaser Notice”). Failure to provide the Purchaser Notice within such three (3) business day period terminates the Purchaser’s rights under this Section 6; provided, that, if the Qualified IPO is not consummated within 120 days or the applicable registration statement is withdrawn by the Company, in each case, following such three (3) day period, then the Purchaser’s rights under this Section 6 shall be deemed revived and the Company shall not consummate a Qualified IPO unless the Company again complies in full with the provisions of this Section 6. The number of shares set forth in the Purchaser Notice is referred to as the “Regeneron IPO Shares”.

(d)            Closing; Contemporaneous Private Placement. On the terms and subject to the conditions set forth in a written purchase agreement between the Purchaser and the Company containing representations, warranties and conditions to closing that, in each case, are reasonable and customary for a transaction structured as a side-by-side private placement with an initial public offering to be negotiated in good faith by the parties, upon closing of the purchase of Regeneron IPO Shares, the Purchaser shall pay to the Company the cash purchase price for the applicable Regeneron IPO Shares calculated by multiplying such number of Regeneron IPO Shares by the IPO Price, by wire transfer of immediately available funds, and the Company shall instruct the transfer agent for the Common Stock to issue and deliver to the Purchaser an original stock certificate representing the Regeneron IPO Shares. The Company and Purchaser shall, as applicable, take steps reasonably necessary to effect the Purchaser’s purchase of Regeneron IPO Shares, including, without limitation, (i) using the Company’s reasonable best efforts to obtain approval of the requisite stockholders under the Delaware General Corporation Law and the Restated Certificate, as may be amended from time to time, with respect to such issuance and sale, (b) incorporating material disclosures in the Company’s registration statement regarding the purchase of shares by the Purchaser, satisfactory in form and substance to the Company and the Purchaser, and (c) obtaining any necessary third party approvals required by the Company. The Company shall not pay any fees to any underwriter or financial advisor with respect to the Purchaser’s purchase of the Regeneron IPO Shares.

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(e)            Termination. The rights of the Purchaser set forth in this Section 6 shall terminate on the closing of a Qualified IPO.

7.            Standstill.

7.1            During the period commencing on the date of closing of the Qualified IPO and ending on the latest to occur of (i) the fifth anniversary of the date of closing of the Qualified IPO and (ii) the second anniversary of the expiration of the Research Program Term (as such term is defined in the License and Collaboration Agreement dated as of the date hereof between the Company and the Purchaser) (unless the Common Stock ceases to be registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which case the restrictions set forth in this Section 7 shall expire on the date when such registration ceases), the Purchaser agrees that, unless such shall have been specifically invited in writing by the Company, neither the Purchaser nor any of its Controlled Affiliates (as defined below) will in any manner, directly or indirectly:

(a)            effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or in any way assist or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect (i) any acquisition of any securities (or beneficial ownership thereof), or any rights to acquire any such securities (including Derivative Securities representing the right to vote or economic benefit of any such securities) in excess of thirty percent (30%) of the Company’s outstanding equity securities; (ii) any tender or exchange offer, merger, consolidation or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company;

(b)            form, join or in any way knowingly participate in a “group” (as defined under the 1934 Act) with respect to any voting securities of the Company;

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(c)            otherwise act, alone or in concert with others, to seek to control the Board of Directors of the Company (provided, that, any actions taken by the Regeneron Observer (as defined in the Second Amended and Restated Stockholders Agreement) or an individual appointed to the Board of Directors by the Purchaser pursuant to the Second Amended and Restated Stockholders Agreement, solely in such individual’s capacity as the Regeneron Observer or a director, as applicable, shall not be deemed a violation of this clause (c));

(d)            negotiate with any person with respect to, or make any proposal to any person with respect to, or make any public announcement or proposal or offer whatsoever with respect to, or act as a financing source for or otherwise invest in any other Persons in connection with, or otherwise solicit, seek or offer to effect any transactions or actions described in clause (a) above or take any action which could be reasonably expected to force the Company to make a public announcement regarding any of the types of transactions or actions described in cause (a) above; or

(e)            enter into any discussions or arrangements with any third party with respect to any of the foregoing.

7.2          The Purchaser also agrees not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 7 (including this Section 7.2); provided, that, nothing contained in this Section 7 shall prohibit the Purchaser or its Controlled Affiliates from entering into confidential, non-public discussions with the Company regarding a transaction or matter of the type described in Section 7.1(a) so long as such discussions would not reasonably be expected to require the Company to make a public announcement regarding any of the types of transactions or actions described in Section 7.1(a) above.

7.3          Notwithstanding anything to the contrary contained in this Section 7, if, at any time a third party:

(a)            enters into an agreement providing for the merger, consolidation or other business combination involving the Company, in each case, the consummation of which would result in a Sale of the Company;

(b)            enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, all or substantially all of the consolidated assets of the Company;

(c)            enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing more than 30% of the voting power of the Company, provided, however, that if such beneficial owner enters into a standstill with the Company on substantially similar terms to those set forth in this Section 7, the foregoing threshold of beneficial ownership of securities shall instead be 50%; or

(d)            commences a tender offer or exchange offer with respect to securities representing 50% or more of the voting power of the Company, unless the Company files a recommendation with the Securities and Exchange Commission within ten (10) business following the commencement of such tender offer or exchange offer pursuant to which the Board of Directors advises the Company’s stockholders to reject such tender offer or exchange offer;

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then, in each case, the restrictions set forth in this Section 7 shall terminate and cease to be of any further force or effect.

For purposes of this Section 7, the term “Controlled Affiliate” means with respect to any first Person, any second Person directly or indirectly controlled by such first Person where, for purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities entitled to vote generally in the election of director or such Person (or any direct or indirect rights or options or warrants to acquire any such securities or any securities convertible or exercisable into or exchangeable for such securities), by contract or otherwise.

8.            Miscellaneous.

8.1            Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement, as qualified by the applicable Disclosure Schedule, shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

8.2            Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of the Shares specifying the full name and address of the transferee, the Company may deem and treat the Person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

8.3            Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

8.4            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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8.6            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6. If notice is given to the Company, a copy, which shall not constitute notice, shall also be sent to Steven D. Singer, Esq. at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109.

8.7            No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.8            Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.8 shall be binding upon the Purchaser and each transferee of the Shares (or the Conversion Shares), each future holder of all such securities, and the Company.

8.9            Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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8.11            Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.12            Submission to Jurisdiction. The parties hereto submit to the exclusive jurisdiction of any federal or state court located within the Commonwealth of Massachusetts over any dispute arising out of or relating to the Agreement or any of the transactions contemplated hereby and each party hereby agree that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties waive, to the fullest extent permitted by applicable law, any objection which they may not or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.13            CEO Noncompete Agreement. The Company shall not amend, modify or terminate, in whole or in part, that certain Employee Confidentiality, Noncompetition and Assignment Agreement, dated as of June 20, 2016, executed and delivered by Steven Holtzman, the Company’s current Chief Executive Officer, without the prior written consent of the Purchaser.

[Remainder of This Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

DECIBEL THERAPEUTICS, INC.

By:	/s/ Steven H. Holtzman
Name:	Steven H. Holtzman
Title:	President and Chief Executive Officer

Address:
Decibel Therapeutics, Inc. 1325 Boylston St.
Boston, MA 02215

[Signature Page to Series B Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Series B Preferred Stock Purchase Agreement as of the date first written above.

PURCHASER:

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Robert E. Landry
Name:	Robert E. Landry
Title:	Senior Vice President - Finance & CFO

Address:

Attn: General Counsel
777 Old Saw Mill River Road
Tarrytown, NY 10591

with a copy to:

Regeneron Pharmaceuticals, Inc.
Attn: Vice President, Business Development
777 Old Saw Mill River Road
Tarrytown, NY 10591

and

Covington & Burling, LLP
Attn: Ellen Corenswet, Esq.
The New York Times Building
620 Eighth Avenue
New York, New York 10018

[Signature Page to Series B Stock Purchase Agreement]

EXHIBIT A

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B

FORM OF SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

EXHIBIT C

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT D

DISCLOSURE SCHEDULE

EXHIBIT E

FORM OF LEGAL OPINION OF WILMER CUTLER PICKERING HALE AND DORR LLP